EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The  Board  of  Directors
theglobe.com,  inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-36788, and 333-36144) on Form S-3 (Nos. 333-79677, 333-75503 and 333-67217)
and on Form S-8 of theglobe.com, inc. of our report dated March 25, 2002, relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, Annual Report on Form 10-K of theglobe.com, inc.

Our report dated March 25, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                   /s/ KPMG LLP


New York, New York
April 16, 2002


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